Exhibit 10.51
June 25, 2009
Mr. Gary Burnison
5561 Partridge Court
Westlake Village, CA 91362

Re:	Employment Agreement dated as of April 24, 2007 between Korn/Ferry International (“Company” or “Korn/Ferry”) and Gary Burnison (“Employment Agreement”)
Dear Gary:
This letter serves to formalize the modifications regarding your continuing employment relationship with Korn/Ferry, including your future compensation and benefits, and the amendment of certain terms and conditions of your Employment Agreement referenced above.
Specifically, you, as Chief Executive Officer of Korn/Ferry, have requested and the Board has agreed that a temporary reduction in your salary is desirable in response to the current economic environment. As such, your base salary shall be ratably reduced by $75,000. In addition, in accordance with Korn/Ferry’s furlough policy, you will be required to take two weeks of unpaid leave this year, which will result in you forgoing approximately an additional $25,000 in base salary. The reduction will become effective July 1, 2009, and will remain in effect through April 30, 2010, after which it will be restored to its present levels.
This temporary reduction shall have no impact on the potential for your cash and equity incentive awards for this or any other year, which will continue to be calculated off of your base salary prior to the reduction. Similarly, any other benefits, including but not limited to the severance and change in control provisions in your Employment Agreement, will be calculated off of your base salary prior to the reduction. Any severance paid under the terms of your Employment Agreement would be deemed to include any of the compensation eliminated by means of this forebearance.
It is agreed that this letter as it relates to the temporary salary forbearance and mandatory unpaid leave cannot be the basis for Good Reason or any constructive termination action and does not constitute Good reason under your Employment Agreement. It is further agreed that the reduction in salary agreed to in this letter will occur notwithstanding the last sentence of Section 4(a) of your Employment Agreement. Except as otherwise modified in this letter agreement, your Employment Agreement remains unmodified and in full force and effect.
Please indicate your acceptance of this letter agreement amending your Employment Agreement by signing and dating a copy of this letter agreement in the spaces provided below and returning such signed and dated copy to me. I thank you for your continued commitment to Korn/Ferry.

Sincerely,
/s/ Kenneth Whipple
Kenneth Whipple
ACCEPTED AND AGREED TO:

/s/ Gary D. Burnison	June 25, 2009

Gary D. Burnison	Date of Signature